Exhibit 99.1

The Howard Hughes Corporation® Reports Second Quarter 2022 Results
HHC reports strong financial results despite macroeconomic headwinds, driven by robust land sales, increased Operating Asset NOI, and continued momentum in condo sales

HOUSTON, August 3, 2022 – The Howard Hughes Corporation® (NYSE: HHC) (the “Company,” “HHC” or “we”) today announced operating results for the second quarter ended June 30, 2022. The financial statements, exhibits and reconciliations of non-GAAP measures in the attached Appendix and the Supplemental Information at Exhibit 99.2 provide further detail of these results.

Second Quarter 2022 Highlights Include:

–Second quarter net income of $21.6 million, or $0.42 per diluted share, compared to net income of $4.8 million, or $0.09 per diluted share, in the prior-year period.
–Total Operating Assets net operating income (NOI) totaled $66.3 million in the quarter, a 14.6% increase over the prior-year period. The strong performance of our Operating Asset portfolio was attributable to the strong rent growth and leasing momentum of our latest multi-family assets, with quarterly NOI from this property type rising 59.8% year-over-year, as well as continued improvements in office assets and strong attendance at the Las Vegas Ballpark®.
–Master Planned Community (MPC) earnings before taxes (EBT) totaled $71.3 million in the quarter—a 2.1% increase over the prior-year quarter—with land price appreciation and higher builder price participation revenue, signifying that housing demand remains outsized relative to supply in Las Vegas and Houston. Excluding equity earnings from The Summit, MPC EBT was up $23.3 million or 45.6%.
–Subsequent to quarter end, HHC reached an agreement with Discovery Land to expand our joint venture at The Summit to capture the heightened demand of those seeking an ultra-luxury residence in Summerlin®.
–Closed on 20 condo units in the quarter, 19 of which closed at ‘A‘ali‘i®—the latest completed tower at Ward Village®—generating $17.4 million in condo sales revenue. ‘A‘ali‘i ended the quarter 94.7% sold. Pre-sales at our two towers under construction were strong with Kō‘ula now 96.3% pre-sold and Victoria Place fully sold out.
–The Seaport in New York City had one of its best quarters in its history, generating $27.1 million of revenue. The quarter’s results benefited from several concerts and private events on The Rooftop at Pier 17®, driving up foot traffic and increasing revenues at our managed restaurants.
–Sold The Outlet Collection at Riverwalk®—an approximately 264,000-square-foot retail outlet center in New Orleans—for $34 million, generating net proceeds of $8.2 million. This transaction marked the disposition of the Company’s last remaining non-core asset located outside of its core regions.
–JDM Partners exercised its first option on Douglas Ranch, repurchasing a 9.24% ownership interest for $50 million. HHC also received a $10 million non-refundable deposit to secure a second option to reacquire up to an additional 40.76% stake in Douglas Ranch, which expires on August 18, 2022.
–Repurchased 2,164,400 shares of common stock funded with $192.3 million of cash on hand at an average price of $88.83 per share. Subsequent to quarter end, HHC repurchased an additional 368,806 shares of common stock for $25.4 million at an average price of $68.98 per share.

“In a quarter that has been headlined by an economic downturn, rising inflation, and recessionary concerns, we performed exceptionally well,” commented David R. O’Reilly, Chief Executive Officer of The Howard Hughes Corporation. “The strength of HHC’s unique business model and our continued commitment to developing exceptional communities where people want to live, work, and play continued to drive strong results across all of our operating segments.

“In our MPCs, our Houston and Las Vegas communities continued to outperform with strong land sales fueled by substantial increases in price per acre of land sold. Our Operating Assets segment delivered sizeable NOI growth, driven by continued outpeformance of our multi-family portfolio, improvements in office, and a successful start to the baseball season at the Las Vegas Ballpark, where league-leading attendance added to our strong results. Condo sales at Ward Village remained elevated, with limited remaining unit inventory at our towers under construction and in pre-sales. Finally, at the Seaport, we had a tremendous quarter with a significant increase in visitors for our summer concert series, a complete takeover of The Rooftop at Pier 17 for Ape Fest, and numerous other private events, quickly solidifying the Seaport as a top entertainment and dining venue in New York City. Looking forward, we expect the strong momentum across our segments to continue into the second half of the year.

“As we anticipated—due to rising mortgage rates, inflation, and the surge in sales during 2020 and 2021—the second quarter’s new home sales reflected a year-over-year decline, with Summerlin and our Houston MPCs showing a 37% decrease from the previous year. However, home sales remained solid relative to the levels seen prior to the pandemic-driven sales surge. Overall, demand for land in our core markets of Houston, Las Vegas, and Phoenix remains favorable, as lot inventories in these markets are at all-time lows, and homebuilders continue to replenish their available acreage to meet current demand. The continued demand for HHC's land during different market conditions is a testament to the strength of our MPC assets, continued migration trends, and our communities’ market-leading quality of life and cost of living. As a result, we expect to see continued strong demand for land sales in our MPCs for the duration of the year.

“With our shares trading significantly below the underlying net asset value of the Company, we continued to buy back shares throughout the quarter, affirming our commitment to unlocking shareholder value. In total, we repurchased nearly 2.2 million shares at an average price of $88.83 per share for approximately $192.3 million. Subsequent to the end of the second quarter, we repurchased approximately 369,000 additional shares at an average price of $68.98 per share for approximately $25.4 million. This brings total share repurchases under our current $250 million authorization to approximately $235 million.”

Second Quarter 2022 Highlights

Total Company
–Net income increased to $21.6 million or $0.42 per diluted share in the quarter, compared to net income of $4.8 million or $0.09 per diluted share in the prior-year period due to strong land sales, increased Operating Asset NOI, and reduced losses at the Seaport.
–This positive year-over-year performance included Operating Asset NOI of $66.3 million, an $8.5 million increase, and MPC EBT of $71.3 million, a $1.4 million increase. Excluding equity earnings from The Summit, MPC EBT increased $23.3 million.
–Ended the second quarter with $572.8 million of cash on the balance sheet and total debt of $4.8 billion, with 79% of the balance maturing in 2026 or later.

Operating Assets
–Total Operating Assets NOI totaled $66.3 million in the quarter, a 14.6% increase compared to $57.9 million in the prior-year period. This is an impressive year-over-year performance, especially considering the $3.8 million of NOI delivered in the second quarter of 2021 by assets that have since been sold including The Outlet Collection at Riverwalk and HHC’s former hospitality portfolio.
–Multi-family NOI increased 59.8% to $11.8 million compared to the second quarter of 2021 due to continued rent growth across the portfolio and strength in the lease-up of our latest multi-family developments that are all at or near full occupancy.
–Office NOI increased 12.9% to $29.7 million compared to the prior-year period largely due to improved leasing activity at our class-A properties, particularly in The Woodlands® and Downtown Columbia®, as companies recover from the pandemic and employees return to work. During the second quarter, the Company signed an 80,000 square-foot lease with CareFirst at 6100 Merriweather in Downtown Columbia, bringing this asset to 93.5% leased.
–The Las Vegas Ballpark generated $5.4 million of NOI during the quarter compared to $3.1 million in the prior year period driven by strong fan attendance for the Las Vegas Aviators®, HHC’s Triple-A minor league baseball team. This is in comparison to the second quarter of 2021 where the first several games of the season were limited to 50% seating capacity to comply with local COVID restrictions.

MPC
–MPC EBT totaled $71.3 million in the quarter, a 2.1% increase compared to $69.8 million in the prior-year period.
–MPC land sales revenue of $85.0 million was 45.7% higher compared to the prior-year period. This increase was primarily driven by increased land sales in Bridgeland® which contributed to a 18.7% increase in residential acres sold across our communities. The price per acre of land sold also increased to approximately $753,000 per acre during the quarter which compares to approximately $603,000 per acre in the prior-year period.
–Builder price participation revenue rose to $18.5 million during the quarter—an increase of 62.2% from the prior-year period as home prices in our communities continue to escalate.
–Equity earnings at The Summit decreased $21.9 million year-over-year due to no unit closings in the second quarter compared to 16 in the same period last year as this private Summerlin community moves closer to selling out its remaining inventory.
–With limited remaining lots and condos to sell at The Summit, we reached an agreement with Discovery Land subsequent to quarter end to expand this community with a second phase of development which is expected to drive tremendous cash proceeds to HHC over the life of the project. The Company contributed an additional 54 acres which will be used to develop 27 custom home sites.
–A total of 435 new homes were sold in HHC’s MPCs during the quarter, a 36.7% decline compared to the prior-year period as home sales in the second quarter of 2021 surged with the economy emerging from the pandemic and historically low mortgage interest rates. Sequentially, new home sales declined 28.0% compared to 604 new homes sold during the first quarter of 2022.

Strategic Developments
–We sold 20 condominium units at Ward Village during the second quarter, including 19 units at ‘A‘ali‘i, generating $17.4 million in net revenue, and one unit at Waiea®, generating $4.0 million in net revenue. As of the end of the second quarter, ‘A‘ali‘i was 94.7% sold and Waiea was 99.4% sold with just one unit remaining.
–Contracted to sell 28 units at our two towers under construction. Kō'ula—which is expected to deliver in the third quarter—ended the quarter 96.3% pre-sold. Victoria Place—which is expected to be completed in 2024—is now sold out.
–The Park Ward Village contracted 11 units during the second quarter and is now 90.6% pre-sold with construction expected to begin in the second half of 2022.
–Contracted on 627 units at Ulana—Ward Village’s ninth condo tower—which will be fully dedicated to workforce housing and ended the quarter 90.1% pre-sold.
–Commenced construction on our first single-family build-to-rent project, Wingspan, in Bridgeland. This project, which will include 263 homes, is expected to start welcoming its first residents in late 2023.

Seaport
–The Seaport generated negative NOI of $3.7 million in the quarter, a $0.7 million improvement compared to a $4.4 million loss in the prior-year period.
–Seaport revenue of $27.1 million rose 165.5% compared to revenue of $10.2 million during the second quarter of 2021 driven by the start of the summer concert series on The Rooftop at Pier 17, including a takeover of Pier 17 for Ape Fest, and increased demand at our managed restaurants.
–Construction at the Tin Building by Jean-Georges is substantially complete. Hiring and training of new employees has been challenging due to labor shortages, but onboarding is progressing and the Company expects the grand opening to be held in the third quarter.
–Began site preparation work at 250 Water Street during the second quarter of 2022 following the approval by the City of New York in December 2021 for the transformation of this one-acre parking lot into a mixed-use multi-family and office development.
–Leading fashion designer Alexander Wang selected the Seaport for its new global headquarters and showroom in New York City, signing a 15-year lease for approximately 46,000 square feet, inclusive of 5,000 square feet of outdoor space, at the Fulton Market Building. The lease brings the building to 100% leased.

Financing Activity
–In April 2022, the Company closed on a $19.5 million financing of 20/25 Waterway Avenue, replacing the existing loan, with $4.2 million withheld until the release of upcoming tenant expirations. The loan matures in April 2026 with a one-year extension option and bears interest at SOFR plus 2.50% and is interest-only for the first three years with 25-year amortization thereafter.
–In May 2022, the Company closed on a $51.0 million interest-only refinancing of Millennium Waterway Apartments. The loan bears interest at 3.94% with maturity in June 2032.
–In May 2022, the Company closed on a $105.0 million interest-only refinancing of Two Lakes Edge. The loan bears interest at 4.39% with maturity in June 2032.
–In June 2022, the Company closed on a $37.5 million interest-only refinancing of The Lane at Waterway. The loan bears interest at 4.85% with maturity in July 2032.

Full-Year 2022 Guidance

–Full-year 2022 guidance remains unchanged from the prior reporting period.
–Operating Asset NOI is projected to experience strong leasing activity at our latest multi-family developments, offset by no hospitality NOI in 2022 as a result of the sale of our hotel portfolio, as well as reduced non-recurring COVID-related rent recoveries related to certain retail tenants during 2021. We expect 2022 Operating Asset NOI to decline 0% to 2% year-over-year.
–MPC EBT range is projected to remain higher compared to the earnings we generated on average over 2017 to 2020. In 2021, we experienced outsized land sales, largely due to the closing of a 216-acre superpad in Summerlin. Superpad sales of this size do not occur every year, which is reflective of the projected EBT decline in 2022. We expect 2022 MPC EBT to decline 25% to 30% year-over-year.
–Condo sales are projected to range between $650 million to $700 million, with gross margins between 26.5% to 27.5%. Projected condo sales are driven by the anticipated closing of units at Kō‘ula during the third quarter of 2022 and additional closings at ‘A‘ali‘i.
–Cash G&A is projected to range between $75 million to $80 million, which excludes anticipated non-cash stock compensation of $10 million to $15 million.

Conference Call & Webcast Information
The Howard Hughes Corporation will host its investor conference call on Thursday, August 4, 2022, at 9:00 a.m. Central Daylight Time (10:00 a.m. Eastern Daylight Time) to discuss second quarter 2022 results. To participate, please dial 1-877-883-0383 within the U.S., 1-866-605-3850 within Canada, or 1-412-902-6506 when dialing internationally. All participants should dial in at least five minutes prior to the scheduled start time, using 5181383 as the passcode. A live audio webcast and Quarterly Spotlight will also be available on the Company's website (www.howardhughes.com). In addition to dial-in options, institutional and retail shareholders can participate by going to app.saytechnologies.com/howardhughes. Shareholders can email hello@saytechnologies.com for any support inquiries.

We are primarily focused on creating shareholder value by increasing our per-share net asset value. Often, the nature of our business results in short-term volatility in our net income due to the timing of MPC land sales, recognition of condominium revenue and operating business pre-opening expenses, and, as such, we believe the following metrics summarized below are most useful in tracking our progress towards net asset value creation.

	Six Months Ended June 30,				Three Months Ended June 30,
$ in thousands	2022	2021	$ Change	% Change	2022	2021	$ Change	% Change
Operating Assets NOI (1)
Office	$54,798	$52,115	$2,683	5%	$29,680	$26,283	$3,397	13%
Retail	27,957	25,312	2,645	10%	14,932	13,762	1,170	9%
Multi-family	22,985	13,145	9,840	75%	11,843	7,410	4,433	60%
Other	8,107	5,791	2,316	40%	7,318	4,975	2,343	47%
Dispositions	628	3,964	(3,336)	(84)%	188	3,758	(3,570)	(95)%
Operating Assets NOI	114,475	100,327	14,148	14%	63,961	56,188	7,773	14%
Company's share NOI (a)	9,140	5,830	3,310	57%	2,386	1,690	696	41%
Total Operating Assets NOI	$123,615	$106,157	$17,458	16%	$66,347	$57,878	$8,469	15%

Projected stabilized NOI Operating Assets ($ in millions)	$356.5	$395.2	$(38.7)	(10)%

MPC
Acres Sold - Residential	156	148	8	5%	112	94	18	19%
Acres Sold - Commercial	34	26	8	32%	8	8	—	—%
Price Per Acre - Residential	$698	$618	$80	13%	$753	$603	$150	25%
Price Per Acre - Commercial	$871	$288	$583	203%	$175	$651	$(477)	(73)%
MPC EBT (1)	$130,944	$133,186	$(2,242)	(2)%	$71,266	$69,831	$1,435	2%

Seaport NOI (1)
Landlord Operations - Historic District & Pier 17	$(5,925)	$(7,074)	$1,149	16%	$(3,070)	$(3,834)	$764	20%
Multi-family	74	136	(62)	(46)%	206	44	162	NM
Managed Businesses - Historic District & Pier 17	(861)	(916)	55	6%	1,769	(256)	2,025	NM
Events, Sponsorships & Catering Business	286	(665)	951	143%	411	(229)	640	NM
Seaport NOI	(6,426)	(8,519)	2,093	25%	(684)	(4,275)	3,591	84%
Company's share NOI (a)	(5,597)	(282)	(5,315)	NM	(3,022)	(147)	(2,875)	NM
Total Seaport NOI	$(12,023)	$(8,801)	$(3,222)	(37)%	$(3,706)	$(4,422)	$716	16%

Strategic Developments
Condominium units contracted to sell (b)	80	91	(11)	(12)%	43	45	(2)	(4)%
(a)Includes Company’s share of NOI from non-consolidated assets
(b)Includes units at our buildings that are open or under construction as of June 30, 2022

NM - Not Meaningful

Financial Data
(1)See the accompanying appendix for a reconciliation of GAAP to non-GAAP financial measures and a statement indicating why management believes the non-GAAP financial measure provides useful information for investors.

About The Howard Hughes Corporation®

The Howard Hughes Corporation owns, manages and develops commercial, residential and mixed-use real estate throughout the U.S. Its award-winning assets include the country’s preeminent portfolio of master planned communities, as well as operating properties and development opportunities including: the Seaport in New York City; Downtown Columbia®, Maryland; The Woodlands®, The Woodlands Hills®, and Bridgeland® in the Greater Houston, Texas area; Summerlin®, Las Vegas; Ward Village® in Honolulu, Hawai‘i; and Douglas Ranch in Phoenix. The Howard Hughes Corporation’s portfolio is strategically positioned to meet and accelerate development based on market demand, resulting in one of the strongest real estate platforms in the country. Dedicated to innovative place making, the Company is recognized for its ongoing commitment to design excellence and to the cultural life of its communities. The Howard Hughes Corporation is traded on the New York Stock Exchange as HHC. For additional information visit www.howardhughes.com.

The Howard Hughes Corporation has partnered with Say, the fintech startup reimagining shareholder communications, to allow investors to submit and upvote questions they would like to see addressed on the Company’s second quarter earnings call. Say verifies all shareholder positions and provides permission to participate on the August 4, 2022 call, during which the Company’s leadership will be answering top questions. Utilizing the Say platform, The Howard Hughes Corporation elevates its capabilities for responding to Company shareholders, making its investor relations Q&A more transparent and engaging.

Safe Harbor Statement

Certain statements contained in this press release may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements other than statements of historical facts, including, among others, statements regarding the Company’s future financial position, results or performance, are forward-looking statements. Those statements include statements regarding the intent, belief, or current expectations of the Company, members of its management team, as well as the assumptions on which such statements are based, and generally are identified by the use of words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “likely,” “may,” “plan,” “project,” “realize,” “should,” “transform,” “will,” “would,” and other statements of similar expression. Forward-looking statements are not a guaranty of future performance and involve risks and uncertainties that actual results may differ materially from those contemplated by such forward-looking statements. Many of these factors are beyond the Company’s abilities to control or predict. Some of the risks, uncertainties and other important factors that may affect future results or cause actual results to differ materially from those expressed or implied by forward-looking statements include: (i) the impact of the COVID-19 pandemic on the Company’s business, tenants and the economy in general, including the measures taken by governmental authorities to address it; (ii) general adverse economic and local real estate conditions; (iii) potential changes in the financial markets and interest rates; (iv) the inability of major tenants to continue paying their rent obligations due to bankruptcy, insolvency or a general downturn in their business; (v) financing risks, such as the inability to obtain equity, debt or other sources of financing or refinancing on favorable terms, if at all; (vi) ability to compete effectively, including the potential impact of heightened competition for tenants and potential decreases in occupancy at our properties; (vii) ability to successfully dispose of non-core assets on favorable terms, if at all; (viii) ability to successfully identify, acquire, develop and/or manage properties on favorable terms and in accordance with applicable zoning and permitting laws; (ix) changes in governmental laws and regulations; (x) increases in operating costs, including construction cost increases as the result of trade disputes and tariffs on goods imported in the United States; (xi) lack of control over certain of the Company’s properties due to the joint ownership of such property; (xii) impairment charges; (xiii) the effects of geopolitical instability and risks such as terrorist attacks and trade wars; (xiv) the effects of natural disasters, including floods, droughts, wind, tornadoes and hurricanes; (xv) the inherent risks related to disruption of information technology networks and related systems, including cyber security attacks; and (xvi) the ability to attract and retain key employees. The Company refers you to the section entitled “Risk Factors” contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2021. Additional information concerning factors that could cause actual results to differ materially from those forward-looking statements is contained from time to time in the Company's filings with the Securities and Exchange Commission. Copies of each filing may be obtained from the Company or the Securities and Exchange Commission. The risks included here are not exhaustive and undue reliance should not be placed on any forward-looking statements, which are based on current expectations. All written and oral forward-looking statements attributable to the Company, its management, or persons acting on their behalf are qualified in their entirety by these cautionary statements. Further, forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time unless otherwise required by law.

Financial Presentation

As discussed throughout this release, we use certain non-GAAP performance measures, in addition to the required GAAP presentations, as we believe these measures improve the understanding of our operational results and make comparisons of operating results among peer companies more meaningful. We continually evaluate the usefulness, relevance, limitations and calculation of our reported non-GAAP performance measures to determine how best to provide relevant information to the public, and thus such reported measures could change. A non-GAAP financial measure used throughout this release is net operating income (NOI). We provide a more detailed discussion about this non-GAAP measure in our reconciliation of non-GAAP measures provided in the appendix in this earnings release.

Media Contact
The Howard Hughes Corporation
Cristina Carlson, 646-822-6910
Senior Vice President, Head of Corporate Communications
cristina.carlson@howardhughes.com

Investor Relations Contact
The Howard Hughes Corporation
Eric Holcomb, 281-475-2144
Senior Vice President, Investor Relations
eric.holcomb@howardhughes.com

THE HOWARD HUGHES CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
UNAUDITED

	Six Months Ended June 30,		Three Months Ended June 30,
thousands except per share amounts	2022	2021	2022	2021
REVENUES
Condominium rights and unit sales	$41,036	$50,028	$21,420	$12,861
Master Planned Communities land sales	146,447	95,819	84,979	58,342
Rental revenue	199,164	174,375	104,055	88,476
Other land, rental and property revenues	67,320	64,632	47,783	41,389
Builder price participation	32,967	18,183	18,471	11,389
Total revenues	486,934	403,037	276,708	212,457

EXPENSES
Condominium rights and unit cost of sales	33,726	68,403	19,546	13,435
Master Planned Communities cost of sales	55,949	40,509	31,263	24,858
Operating costs	151,674	129,841	86,119	71,243
Rental property real estate taxes	28,196	27,707	13,014	13,716
Provision for (recovery of) doubtful accounts	2,132	(2,098)	1,288	(1,520)
General and administrative	41,403	42,100	15,512	20,334
Depreciation and amortization	97,569	99,096	48,976	49,788
Other	5,083	4,190	2,674	2,546
Total expenses	415,732	409,748	218,392	194,400

OTHER
Provision for impairment	—	(13,068)	—	(13,068)
Gain (loss) on sale or disposal of real estate and other assets, net	4,009	21,333	4,018	21,333
Other income (loss), net	493	(10,971)	714	(663)
Total other	4,502	(2,706)	4,732	7,602

Operating income (loss)	75,704	(9,417)	63,048	25,659

Interest income	278	72	254	31
Interest expense	(55,590)	(65,649)	(28,152)	(31,439)
Gain (loss) on extinguishment of debt	(645)	(35,966)	(363)	(51)
Equity in earnings (losses) from real estate and other affiliates	11,820	23,663	(6,092)	7,867
Income (loss) before income taxes	31,567	(87,297)	28,695	2,067
Income tax expense (benefit)	7,964	(22,755)	7,263	(1,550)
Net income (loss)	23,603	(64,542)	21,432	3,617
Net (income) loss attributable to noncontrolling interests	83	2,789	132	1,224
Net income (loss) attributable to common stockholders	$23,686	$(61,753)	$21,564	$4,841

Basic income (loss) per share	$0.46	$(1.11)	$0.42	$0.09
Diluted income (loss) per share	$0.46	$(1.11)	$0.42	$0.09

THE HOWARD HUGHES CORPORATION
CONSOLIDATED BALANCE SHEETS
UNAUDITED

thousands except par values and share amounts	June 30, 2022	December 31, 2021
ASSETS
Investment in real estate:
Master Planned Communities assets	$2,383,096	$2,282,768
Buildings and equipment	3,939,573	3,962,441
Less: accumulated depreciation	(800,872)	(743,311)
Land	306,948	322,439
Developments	1,520,856	1,208,907
Net property and equipment	7,349,601	7,033,244
Investment in real estate and other affiliates	240,616	369,949
Net investment in real estate	7,590,217	7,403,193
Net investment in lease receivable	2,840	2,913
Cash and cash equivalents	572,774	843,212
Restricted cash	349,850	373,425
Accounts receivable, net	96,219	86,388
Municipal Utility District receivables, net	437,378	387,199
Notes receivable, net	5,729	7,561
Deferred expenses, net	127,113	119,825
Operating lease right-of-use assets, net	46,830	57,022
Prepaid expenses and other assets, net	279,130	300,956
Total assets	$9,508,080	$9,581,694

LIABILITIES
Mortgages, notes and loans payable, net	$4,800,692	$4,591,157
Operating lease obligations	50,199	69,363
Deferred tax liabilities	207,023	204,837
Accounts payable and accrued expenses	1,006,365	983,167
Total liabilities	6,064,279	5,848,524

Redeemable noncontrolling interest	—	22,500

EQUITY
Preferred stock: $0.01 par value; 50,000,000 shares authorized, none issued	—	—
Common stock: $0.01 par value; 150,000,000 shares authorized, 56,295,548 issued and 50,262,549 outstanding as of June 30, 2022, 56,173,276 shares issued and 54,065,661 outstanding as of December 31, 2021	564	563
Additional paid-in capital	3,967,194	3,960,418
Retained earnings (accumulated deficit)	7,230	(16,456)
Accumulated other comprehensive income (loss)	2,362	(14,457)
Treasury stock, at cost, 6,032,999 shares as of June 30, 2022, and 2,107,615 shares as of December 31, 2021	(583,952)	(220,073)
Total stockholders' equity	3,393,398	3,709,995
Noncontrolling interests	50,403	675
Total equity	3,443,801	3,710,670
Total liabilities and equity	$9,508,080	$9,581,694

Appendix – Reconciliation of Non-GAAP Measures

Below are GAAP to non-GAAP reconciliations of certain financial measures, as required under Regulation G of the Securities Exchange Act of 1934. Non-GAAP information should be considered by the reader in addition to, but not instead of, the financial statements prepared in accordance with GAAP. The non-GAAP financial information presented may be determined or calculated differently by other companies and may not be comparable to similarly titled measures.

As a result of our four segments—Operating Assets, Master Planned Communities (MPC), Seaport and Strategic Developments—being managed separately, we use different operating measures to assess operating results and allocate resources among these four segments. The one common operating measure used to assess operating results for our business segments is earnings before tax (EBT). EBT, as it relates to each business segment, represents the revenues less expenses of each segment, including interest income, interest expense and equity in earnings of real estate and other affiliates. EBT excludes corporate expenses and other items that are not allocable to the segments. We present EBT because we use this measure, among others, internally to assess the core operating performance of our assets. However, segment EBT should not be considered as an alternative to GAAP net income.

	Six Months Ended June 30,			Three Months Ended June 30,
thousands	2022	2021	$ Change	2022	2021	$ Change
Operating Assets Segment EBT
Total revenues (a)	$218,249	$209,861	$8,388	$118,562	$113,422	$5,140
Total operating expenses (a)	(97,964)	(100,425)	2,461	(51,349)	(53,191)	1,842
Segment operating income (loss)	120,285	109,436	10,849	67,213	60,231	6,982
Depreciation and amortization	(77,429)	(79,626)	2,197	(38,999)	(39,975)	976
Interest income (expense), net	(41,436)	(37,152)	(4,284)	(21,318)	(18,152)	(3,166)
Other income (loss), net	(478)	(10,254)	9,776	(309)	(156)	(153)
Equity in earnings (losses) from real estate and other affiliates	17,766	(21,823)	39,589	2,591	(10,419)	13,010
Gain (loss) on sale or disposal of real estate and other assets, net	4,018	—	4,018	4,018	—	4,018
Gain (loss) on extinguishment of debt	(645)	(882)	237	(363)	(46)	(317)
Operating Assets segment EBT	22,081	(40,301)	62,382	12,833	(8,517)	21,350

Master Planned Communities Segment EBT
Total revenues	188,802	122,865	65,937	108,110	74,578	33,532
Total operating expenses	(82,032)	(57,172)	(24,860)	(45,136)	(33,905)	(11,231)
Segment operating income (loss)	106,770	65,693	41,077	62,974	40,673	22,301
Depreciation and amortization	(182)	(170)	(12)	(92)	(98)	6
Interest income (expense), net	22,205	21,372	833	11,783	10,615	1,168
Other income (loss), net	23	—	23	23	—	23
Equity in earnings (losses) from real estate and other affiliates	2,128	46,291	(44,163)	(3,422)	18,641	(22,063)
MPC segment EBT	130,944	133,186	(2,242)	71,266	69,831	1,435

Seaport Segment EBT
Total revenues	37,552	18,351	19,201	28,176	10,898	17,278
Total operating expenses	(47,925)	(28,502)	(19,423)	(29,066)	(15,996)	(13,070)
Segment operating income (loss)	(10,373)	(10,151)	(222)	(890)	(5,098)	4,208
Depreciation and amortization	(15,543)	(13,839)	(1,704)	(7,720)	(7,004)	(716)
Interest income (expense), net	1,272	289	983	1,319	187	1,132
Other income (loss), net	307	(954)	1,261	(43)	(618)	575
Equity in earnings (losses) from real estate and other affiliates	(8,950)	(688)	(8,262)	(5,239)	(336)	(4,903)
Seaport segment EBT	(33,287)	(25,343)	(7,944)	(12,573)	(12,869)	296

	Six Months Ended June 30,			Three Months Ended June 30,
thousands	2022	2021	$ Change	2022	2021	$ Change
Strategic Developments Segment EBT
Total revenues	42,302	51,766	(9,464)	21,846	13,466	8,380
Total operating expenses	(43,756)	(78,263)	34,507	(25,679)	(18,640)	(7,039)
Segment operating income (loss)	(1,454)	(26,497)	25,043	(3,833)	(5,174)	1,341
Depreciation and amortization	(2,677)	(3,195)	518	(1,345)	(1,597)	252
Interest income (expense), net	6,517	1,760	4,757	2,528	659	1,869
Other income (loss), net	461	14	447	946	14	932
Equity in earnings (losses) from real estate and other affiliates	876	(117)	993	(22)	(19)	(3)
Gain (loss) on sale or disposal of real estate and other assets, net	(9)	21,333	(21,342)	—	21,333	(21,333)
Provision for impairment	—	(13,068)	13,068	—	(13,068)	13,068
Strategic Developments segment EBT	3,714	(19,770)	23,484	(1,726)	2,148	(3,874)

Consolidated Segment EBT
Total revenues	486,905	402,843	84,062	276,694	212,364	64,330
Total operating expenses	(271,677)	(264,362)	(7,315)	(151,230)	(121,732)	(29,498)
Segment operating income (loss)	215,228	138,481	76,747	125,464	90,632	34,832
Depreciation and amortization	(95,831)	(96,830)	999	(48,156)	(48,674)	518
Interest income (expense), net	(11,442)	(13,731)	2,289	(5,688)	(6,691)	1,003
Other income (loss), net	313	(11,194)	11,507	617	(760)	1,377
Equity in earnings (losses) from real estate and other affiliates	11,820	23,663	(11,843)	(6,092)	7,867	(13,959)
Gain (loss) on sale or disposal of real estate and other assets, net	4,009	21,333	(17,324)	4,018	21,333	(17,315)
Gain (loss) on extinguishment of debt	(645)	(882)	237	(363)	(46)	(317)
Provision for impairment	—	(13,068)	13,068	—	(13,068)	13,068
Consolidated segment EBT	123,452	47,772	75,680	69,800	50,593	19,207

Corporate income, expenses and other items	(99,849)	(112,314)	12,465	(48,368)	(46,976)	(1,392)
Net income (loss)	23,603	(64,542)	88,145	21,432	3,617	17,815
Net (income) loss attributable to noncontrolling interests	83	2,789	(2,706)	132	1,224	(1,092)
Net income (loss) attributable to common stockholders	$23,686	$(61,753)	$85,439	$21,564	$4,841	$16,723
(a)Total revenues includes hospitality revenues of $21.6 million for the six months ended June 30, 2021, and $13.9 million for the three months ended June 30, 2021. Total operating expenses includes hospitality operating costs of $18.9 million for the six months ended June 30, 2021, and $11.0 million for the three months ended June 30, 2021. In September 2021, the Company completed the sale of its three hospitality properties.

NOI

We believe that NOI is a useful supplemental measure of the performance of our Operating Assets and Seaport portfolio because it provides a performance measure that, when compared year over year, reflects the revenues and expenses directly associated with owning and operating real estate properties and the impact on operations from trends in rental and occupancy rates and operating costs. We define NOI as operating revenues (rental income, tenant recoveries and other revenue) less operating expenses (real estate taxes, repairs and maintenance, marketing and other property expenses, including our share of NOI from equity investees). NOI excludes straight-line rents and amortization of tenant incentives, net; interest expense, net; ground rent amortization, demolition costs; other income (loss); amortization; depreciation; development-related marketing cost; gain on sale or disposal of real estate and other assets, net; provision for impairment and equity in earnings from real estate and other affiliates. All management fees have been eliminated for all internally-managed properties. We use NOI to evaluate our operating performance on a property-by-property basis because NOI allows us to evaluate the impact that property-specific factors such as lease structure, lease rates and tenant base have on our operating results, gross margins and investment returns. Variances between years in NOI typically result from changes in rental rates, occupancy, tenant mix and operating expenses. Although we believe that NOI provides useful information to investors about the performance of our Operating Assets and Seaport assets, due to the exclusions noted above, NOI should only be used as an additional measure of the financial performance of the assets of this segment of our business and not as an alternative to GAAP Net income (loss). For reference, and as an aid in understanding our computation of NOI, a reconciliation of segment EBT to NOI for Operating Assets and Seaport has been presented in the tables below.

	Six Months Ended June 30,		Three Months Ended June 30,
thousands	2022	2021	2022	2021
Operating Assets segment EBT (a)	$22,081	$(40,301)	$12,833	$(8,517)
Add back:
Depreciation and amortization	77,429	79,626	38,999	39,975
Interest (income) expense, net	41,436	37,152	21,318	18,152
Equity in (earnings) losses from real estate and other affiliates	(17,766)	21,823	(2,591)	10,419
(Gain) loss on sale or disposal of real estate and other assets, net	(4,018)	—	(4,018)	—
(Gain) loss on extinguishment of debt	645	882	363	46
Impact of straight-line rent	(5,539)	(9,094)	(3,101)	(3,987)
Other	207	10,239	158	100
Operating Assets NOI	114,475	100,327	63,961	56,188

Company's Share NOI - Equity Investees (b)	4,502	2,075	2,386	1,690
Distributions from Summerlin Hospital Investment	4,638	3,755	—	—

Total Operating Assets NOI	$123,615	$106,157	$66,347	$57,878

Seaport segment EBT (a)	$(33,287)	$(25,343)	$(12,573)	$(12,869)
Add back:
Depreciation and amortization	15,543	13,839	7,720	7,004
Interest (income) expense, net	(1,272)	(289)	(1,319)	(187)
Equity in (earnings) losses from real estate and other affiliates	8,950	688	5,239	336
Impact of straight-line rent	1,704	867	(184)	463
Other (income) loss, net	1,936	1,719	433	978
Seaport NOI	(6,426)	(8,519)	(684)	(4,275)

Company's Share NOI - Equity Investees	(5,597)	(282)	(3,022)	(147)

Total Seaport NOI	$(12,023)	$(8,801)	$(3,706)	$(4,422)
(a)Segment EBT excludes corporate expenses and other items that are not allocable to the segments.
(b)The Company's share of NOI related to 110 North Wacker Drive in 2021 is calculated using our stated ownership of 23% and does not include the impact of the partnership distribution waterfall.

Same Store NOI - Operating Assets Segment

The Company defines Same Store Properties as consolidated and unconsolidated properties that are acquired or placed in-service prior to the beginning of the earliest period presented and owned by the Company through the end of the latest period presented. Same Store Properties exclude properties placed in-service, acquired, repositioned or in development or redevelopment after the beginning of the earliest period presented or disposed of prior to the end of the latest period presented. Accordingly, it takes at least one year and one quarter after a property is acquired or treated as in-service for that property to be included in Same Store Properties.

We calculate Same Store Net Operating Income (Same Store NOI) as Operating Assets NOI applicable to Same Store Properties. Same Store NOI also includes the Company's share of NOI of unconsolidated properties and the annual distribution from a cost basis investment. Same Store NOI is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of our operating performance. We believe that Same Store NOI is helpful to investors as a supplemental comparative performance measure of the income generated from the same group of properties from one period to the next. Other companies may not define Same Store NOI in the same manner as we do; therefore, our computation of Same Store NOI may not be comparable to that of other companies. Additionally, we do not control investments in unconsolidated properties and while we consider disclosures of our share of NOI to be useful, they may not accurately depict the legal and economic implications of our investment arrangements.

	Six Months Ended June 30,			Three Months Ended June 30,
thousands	2022	2021	$ Change	2022	2021	$ Change
Same Store Office
Houston, TX	$35,477	$35,030	$447	$19,402	$16,569	$2,833
Columbia, MD	12,378	10,062	2,316	6,573	6,120	453
Las Vegas, NV	7,061	7,023	38	3,764	3,594	170
Total Same Store Office	54,916	52,115	2,801	29,739	26,283	3,456

Same Store Retail
Houston, TX	6,327	5,613	714	3,663	2,768	895
Columbia, MD	1,056	938	118	636	506	130
Las Vegas, NV	11,641	12,928	(1,287)	5,839	7,327	(1,488)
Honolulu, HI	8,542	6,220	2,322	4,479	3,403	1,076
Total Same Store Retail	27,566	25,699	1,867	14,617	14,004	613

Same Store Multi-Family
Houston, TX	13,850	8,364	5,486	7,195	4,675	2,520
Columbia, MD	3,267	1,469	1,798	1,654	1,094	560
Las Vegas, NV	3,648	3,312	336	1,800	1,641	159
Company's Share NOI - Equity Investees	3,530	3,327	203	1,786	1,715	71
Total Same Store Multi-Family	24,295	16,472	7,823	12,435	9,125	3,310

Same Store Other
Houston, TX	3,653	3,254	399	1,908	1,708	200
Columbia, MD	(124)	(105)	(19)	(222)	(23)	(199)
Las Vegas, NV	4,417	2,568	1,849	5,513	3,213	2,300
Honolulu, HI	104	90	14	91	91	—
Company's Share NOI - Equity and Cost Investees	5,610	4,670	940	600	535	65
Total Same Store Other	13,660	10,477	3,183	7,890	5,524	2,366
Total Same Store NOI	120,437	104,763	15,674	64,681	54,936	9,745

Non-Same Store NOI	3,178	1,394	1,784	1,666	2,942	(1,276)
Total Operating Assets NOI	$123,615	$106,157	$17,458	$66,347	$57,878	$8,469

Cash G&A

The Company defines Cash G&A as General and administrative expense less non-cash stock compensation expense. Cash G&A is a non-GAAP financial measure that we believe is useful to our investors and other users of our financial statements as an indicator of overhead efficiency without regard to non-cash expenses associated with stock compensation. However, it should not be used as an alternative to general and administrative expenses in accordance with GAAP.

	Six Months Ended June 30,			Three Months Ended June 30,
thousands	2022	2021	$ Change	2022	2021	$ Change
General and Administrative
General and administrative (G&A)	$41,403	$42,100	$(697)	$15,512	$20,334	$(4,822)
Less: Non-cash stock compensation	(2,691)	(4,781)	2,090	(1,254)	(2,248)	994
Cash G&A (a)	$38,712	$37,319	$1,393	$14,258	$18,086	$(3,828)
(a)The first quarter of 2022 includes $2.3 million of severance and bonus costs related to our former Chief Financial Officer.